EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
of FVNB Corp.:

     We consent to the incorporation by reference in Registration Statement No. 333-75029 on FormS-8 of FVNB Corp. filed on March 25, 1999, of our report dated January 22, 1999, relating to the consolidated balance sheets of FVNB Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, shareholders equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in this December 31, 1998 annual report on Form 10-K of FVNB Corp.


/s/ Arthur Andersen LLP

Houston, Texas
March 29, 1999